UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2011

Peet's Coffee & Tea, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Washington (State of jurisdiction)	0-32233 (Commission File No.)	91-0863396 (IRS Employer Identification No.)

1400 Park Avenue
Emeryville, California 94608-3520
(Address of principal executive offices and zip code)

Registrant's telephone number, including area code: (510) 594-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2 - Financial Information

Item 8.01   Other Events

On May 17, 2011, Aegis Retail Group, LLC and various affiliates filed a lawsuit against us claiming that we breached an alleged agreement to permit Aegis to open licensed Peet's Coffee & Tea locations and participate in our We Proudly Brew program in the New York metropolitan area. We believe the lawsuit to be entirely without merit and plan to vigorously defend Peet’s good name.

Peet's has a contract with Aegis dating back to 2007 that only allows Aegis to open and operate up to eight Peet’s licensed kiosks at Bay Area Rapid Transit (BART) stations in the San Francisco Bay Area. Aegis currently operates three licensed Peet’s kiosks and one We Proudly Brew location in BART stations. We also supply one Aegis-owned restaurant in the Lipstick Building in New York City with Peet’s coffee as part of our We Proudly Brew program. We have no other agreement or business with Aegis. Aegis is a very small customer of Peet’s.

Since 2007, and more recently over the last 18 months, it has come to our attention that Aegis was making misleading statements about its relationship with Peet’s in fundraising efforts, suggesting that it has rights to open Peet’s licensed stores in the northeastern U.S. when no such rights or agreement exist. On numerous occasions, we warned Aegis not to misrepresent its relationship with Peet’s.

Recently, Peet’s again came into possession of both oral and written evidence of these misleading statements and took appropriate actions to protect its good name including, among other things, informing Aegis in writing of its intent not to conduct any future business with it beyond that required by the 2007 BART license contract.

Aegis, after having made misleading statements about its relationship with Peet’s to unwitting prospective investors, including suggesting that it has rights to open Peet’s licensed stores that it did not have, filed this lawsuit.

We believe the lawsuit is entirely without merit and plan to vigorously defend Peet’s good name.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, Peet's Coffee & Tea, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Peet's Coffee & Tea, Inc.

Dated: May 31, 2011	By:	/s/ Thomas Cawley
Thomas Cawley
Chief Financial Officer